Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

TPRF/ENTERPRISE, LLC

AS SELLER

AND

PLYMOUTH INDUSTRIAL REIT, INC.

AS PURCHASER

DATED AUGUST 6, 2014

LIST OF DEFINED TERMS

Page No.

Additional Property Information	7
Agreement	1
Assignment	15
Broker	2
Casualty Notice	12
CERCLA	25
Closing	14
Closing Date	2
Code	21
Deed	15
Due Diligence Termination Notice	8
Earnest Money	1
Effective Date	2
ERISA	21
Escrow Agent	1
Hazardous Material	26
Hazardous Materials	26
Hazardous Substance	26
Improvements	3
Inspection Period	2
Intangible Personal Property	4
Land	3
Lease Files	7
Leases	4
Leasing Costs	19
Material Damage	13
Materially Damaged	13
Natural Gas Liquids	26
OFAC	21
Operating Statements	6
Permits and Warranties Permitted Exceptions	11
Permitted Outside Parties	9
Petroleum	26
Plan	21
Pollutant or Contaminant	26
Property	3
Property Documents	8
Property Information	6
Purchase Price	1
Purchaser	1
Real Property	4

Rent Roll	6
Report	8
Reports	8
Seller	1
Seller's Representative	22
Service Contracts	4
Survey	10
Survival Period	22
Tangible Personal Property	4
Taxes	17
Tenant Receivables	17
Title and Survey Review Period	2
Title Commitment	10
Title Commitment Delivery Date	2
Title Company	1
Title Policy	11
to Seller's knowledge	22
to the best of Seller's knowledge	22
Unbilled Tenant Receivables	18
Uncollected Delinquent Tenant Receivables	18

PURCHASE AND SALE AGREEMENT
1755 Enterprise Parkway, Twinsburg, Ohio

This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Purchaser and Seller.

RECITALS

A.      Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.      Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
Basic Information

1.1.1 Seller:	TPRF/ENTERPRISE, LLC, a Delaware limited liability company
1.1.2 Purchaser:	PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation
1.1.3 Purchase Price:	$15,000,000.00
1.1.4 Earnest Money:	$250,000.00, including interest thereon, to be deposited in accordance with 0 below.
1.1.5 Title Company:

Commonwealth Land Title Insurance Company, a division of Fidelity National Title

265 Franklin Street

Boston, MA 02110

Attention: Robert J. Capozzi, Esq.

Telephone: (617) 619-4808

E-mail: Robert.capozzi@fnf.com

1.1.6 Escrow Agent:

Commonwealth Land Title Insurance Company, a division of Fidelity National Title

265 Franklin Street

Boston, MA 02110

Attention: Robert J. Capozzi, Esq.

Telephone: 617) 619-4808

E-mail: Robert.capozzi@fnf.com

PURCHASE AND SALE AGREEMENT – PAGE 1

1.1.7 Broker:	BGC Real Estate of Ohio, L.P., d/b/a Newmark Grubb Knight Frank Attention: Terry Coyne
1.1.8 Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.
1.1.9 Title and Survey Review Period:	The period ending at 5:00 p.m. (Eastern) on the date that is six (6) business days prior to the date of expiration of the Inspection Period.
1.1.10 Inspection Period:	The period beginning on the Effective Date and expiring at 5:00 p.m. (Eastern) on the date which is forty-five (45) days thereafter.
1.1.11 Closing Date:	Ten (10) days after expiration of the Inspection Period, or such earlier date as Purchaser and Seller may agree in writing.

Section 1.2      Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to 0.	Purchaser
Basic premium for Title Policy required to be delivered pursuant to 0.	Seller
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC searches	Purchaser
Recording fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Purchaser

PURCHASE AND SALE AGREEMENT – PAGE 2

Section 1.3      Notice Addresses:

Purchaser: Plymouth Industrial REIT, Inc. 260 Franklin Street, Suite 1900 Boston, Massachusetts 02110 Attention: Pendleton White, Jr. Telephone: 617-340-3861 E-mail: pen.white@plymouthreit.com	Copy to: Brown Rudnick LLP One Financial Center Boston, Massachusetts 02111 Attention: Jeffrey L. Vigliotti Telephone: 617-856-8494 E-mail: jvigliotti@brownrudnick.com
Seller: TPRF/Enterprise, LLC c/o Thackeray Partners 5207 McKinney Avenue, Suite 200 Dallas, Texas 75205 Attention: Chris McNeer Telephone: 214-360-7874 E-mail: cm@thackeraypartners.com	Copy to: Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Attention: Greg Zimmerman Telephone: 214-745-5658 E-mail: gzimmerman@winstead.com

ARTICLE 2
Property

Section 2.1      Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

2.1.1      Real Property. The land described in 0 attached hereto (the "Land"), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant ("Improvements"), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the "Real Property").

2.1.2      Leases. All of Seller's right, title and interest in all unexpired leases, subleases, licenses, occupancy agreements, and any other agreements for the use, possession, or occupancy of any portions of the Real Property (including, without limitation, signage rights), as of the Closing Date, including any amendments, extensions or other modifications of any of the foregoing and including any tenant guaranties delivered in connection with any of the foregoing (the "Leases").

2.1.3      Tangible Personal Property. All of Seller's right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property (collectively, the "Tangible Personal Property").

PURCHASE AND SALE AGREEMENT – PAGE 3

2.1.4      Intangible Personal Property. All of Seller's right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; any domain name associated with the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller unless Purchaser assumes the cost of such assignment); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases (collectively, the "Service Contracts") (but only to the extent assignable without cost to Seller unless Purchaser assumes the cost of such assignment and to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller unless Purchaser assumes the cost of such assignment); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller unless Purchaser assumes the cost of such assignment); and telephone exchange numbers (to the extent assignable without cost to Seller unless Purchaser assumes the cost of such assignment) (all of the items described in this Section 0 collectively referred to as the "Intangible Personal Property"). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the name "Thackeray Partners" or any derivative thereof.

ARTICLE 3
Earnest Money

Section 3.1      Deposit and Investment of Earnest Money. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the last day of the Inspection Period, deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2      Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

PURCHASE AND SALE AGREEMENT – PAGE 4

Section 3.3      Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser for any reason following the expiration of the Inspection Period, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

Section 3.4      Reimbursement of Seller’s Costs. Provided no default by Seller under this Agreement exists (which shall be subject to the provisions of Section 10.2 hereof), in the event that either Purchaser or Seller terminates this Agreement pursuant to any provision hereof other than Section 10.2, then Purchaser shall pay to Seller an amount equal to the lesser of (1) Seller's actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement, or (2) Fifteen Thousand and No/100 Dollars ($15,000.00), within twenty (20) business days following written demand thereof from Seller, which shall be accompanied by reasonable supporting documentation of actual expenditures. The provisions of this Section 3.4 shall survive the termination of this Agreement.

ARTICLE 4
Due Diligence

Section 4.1      Due Diligence Materials To Be Delivered. On or before five (5) business days after the Effective Date, Seller will deliver to Purchaser the following (the "Property Information"):

4.1.1      Rent Roll. A current rent roll ("Rent Roll") for the Property;

4.1.2      Operating Statements. Copy of operating statements of the Property for calendar years 2012, 2013 and the current year-to-date (“Operating Statements”), and copy of Seller’s operating expenditures, aged receivable reports, and rent payment histories pertaining to the Property for calendar year 2013 and the current year-to-date and Seller’s most recent budget for the Property, including the forthcoming year, if applicable;

4.1.3      Environmental Reports. Copy of any environmental, geotechnical, soil, engineering and drainage reports, assessments, audits and surveys related to the Property prepared for the benefit of Seller;

4.1.4      Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period and for 2012 and 2013, including the Property’s tax identification number(s) and latest value renditions;

PURCHASE AND SALE AGREEMENT – PAGE 5

4.1.5      Title and Survey. Copy of Seller's most current title insurance information and survey of the Property;

4.1.6      Service Contracts. A list, together with copies, of Service Contracts;

4.1.7      Personal Property. A list of Tangible Personal Property;

4.1.8      Leases. A list, together with copies, of any Leases;

4.1.9      Management and/or Leasing Agreements. Copies of any management and/or leasing agreements under which the Property is managed and/or leased;

4.1.10      Insurance. Copies of Seller’s certificate of insurance for the Property, a loss history relating to the Property for Seller’s period of ownership, and a list of any current claims relating to the Property, if any;

4.1.11      Tangible Personal Property. A current inventory of all tangible personal property and fixtures owned by Seller (if any);

4.1.12      Maintenance Records. All maintenance work orders for the 12 months preceding the Effective Date;

4.1.13      List of Capital Improvements. A list of all capital improvements performed on the Property within the prior 12 months;

4.1.14      Permits and Warranties. Copies of all warranties and guaranties (including without limitation any warranties on roofs, air conditioning units, fixtures and equipment), permits, certificates of occupancy, licenses and other approvals related to the Property (the “Permits and Warranties”);

4.1.15      Accounts Payable and Accounts Receivable Schedules. Copies of the then current accounts payable and accounts receivable schedules with respect to the Property; and

4.1.16      Commission Schedule and Agreements. A schedule and copies of all commission agreements related to the Leases or the Property, if any.

Except for the Rent Roll contemplated in Section 0, Seller's obligations to deliver the items listed in this 0 shall be limited to the extent such items are in the possession of Seller or its property management company.

Section 4.2      Additional Property Information. To the extent such items are in Seller's possession, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's property manager or at the Property, the following items and information (the "Additional Property Information") on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

PURCHASE AND SALE AGREEMENT – PAGE 6

4.2.1      Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect, whether on paper, in electronic format or other format ("Lease Files"); and

4.2.2      Plans and Specifications. Site plans, building plans and specifications relating to the Property.

Section 4.3      Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller two full business days' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling or any environmental testing beyond a Phase I environmental site assessment) must obtain Seller's prior written consent (which consent may be given, withheld or conditioned in Seller's sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in 0 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of 0 hereof, Purchaser or Purchaser's representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of 0 hereof, Purchaser or Purchaser's representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Section 4.4      Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the "Due Diligence Termination Notice") on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this 0, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

PURCHASE AND SALE AGREEMENT – PAGE 7

Section 4.5      Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, promptly following written request of same by Seller, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. If requested by Seller, the Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser's obligation to deliver the Property Documents and the Reports to Seller upon request of Seller shall survive the termination of this Agreement.

Section 4.6      Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this 0, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Notwithstanding the foregoing, Seller shall terminate any management agreement with any property manager and any leasing or brokerage agreements with respect to the Property effective as of the Closing Date and pay any and all costs and expenses of termination thereof and all commissions due thereunder.

Section 4.7      Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents of the Property Documents to any person other than to those persons who are responsible for determining the feasibility of Purchaser's acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). At any time and from time to time, within two business days after Seller's request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents except in strict accordance with the confidentiality standards set forth in this 0. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term "Permitted Outside Parties" shall not include Seller's existing mortgage lender and Purchaser shall not deliver to Seller's existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller's sole and absolute discretion. Notwithstanding anything to the contrary in this Agreement, the Purchaser may release information to its underwriters, lenders and other sources of financing and their agents and may include information regarding the Property in any filing made by Purchaser with the United States Securities and Exchange Commission pursuant to federal or state securities law or regulations, including but not limited to a Form S-11 registration or a Rule 3-14 audit or any similar or related filing made by Purchaser.

PURCHASE AND SALE AGREEMENT – PAGE 8

Section 4.8      No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement and/or any documents executed by Seller and delivered to Purchaser at Closing, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon (a) its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto and (b) such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9      Purchaser's Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in 0 above, or except as may be otherwise required by law.

Section 4.10      Purchaser's Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of 0, 0 and 0; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser's actions do not aggravate any pre-existing liability of Seller. Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser's breach of its obligation under 0 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser's obligations under this 0 shall survive the termination of this Agreement and shall survive the Closing.

PURCHASE AND SALE AGREEMENT – PAGE 9

ARTICLE 5
Title and Survey

Section 5.1      Title Commitment. Prior to the Effective Date, Purchaser has caused to be prepared and delivered to Seller: (a) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on a ALTA 1992 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2      New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

Section 5.3      Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Purchaser shall have the right, up until expiration of the Title and Survey Review Period, to object in writing (“Purchaser’s Exception Notice”) to any title matters which are disclosed in the Title Commitment or Survey (herein collectively called “Liens”). Unless Purchaser shall timely object to the Liens, such Liens shall be deemed to constitute “Permitted Exceptions”. Any exceptions which are timely objected to by Purchaser shall be herein collectively called the “Title Objections.” If, on or before two (2) business days before the end of the Inspection Period, Seller fails to cause or covenant to Purchaser in writing to remove or endorse over any Title Objections prior to the Closing in a manner satisfactory to Purchaser in its sole and absolute discretion (Seller having no obligation to agree to cure or correct any such Title Objections), Purchaser may elect, prior to the expiration of the Inspection Period to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Earnest Money (if previously deposited by Purchaser) shall be returned to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Purchaser shall have the right to amend Purchaser’s Exception Notice (“Purchaser’s Amended Exception Notice”) to object to any title matters that are not Permitted Exceptions which are first disclosed in any supplemental reports or updates to the Title Commitment or Survey delivered to Purchaser after the end of the Inspection Period provided that Purchaser objects to the same within five (5) days after Purchaser’s receipt of the applicable supplemental reports or

PURCHASE AND SALE AGREEMENT – PAGE 10

updates to the Title Commitment or Survey but in no event after Closing. If Seller fails to take the action requested by Purchaser in Purchaser’s Amended Exception Notice, Purchaser may elect prior to Closing to proceed under either clause (a) or (b) of the sentence which precedes the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, any Lien which is a financial encumbrance created by or through Seller such as a mortgage, deed of trust, or other debt security, attachment, judgment, lien for delinquent real estate taxes and delinquent assessments, mechanic’s or materialmen’s lien, which is outstanding against the Property, or any part thereof, that is revealed or disclosed by the Title Commitment or by any updates thereto or by any UCC, tax lien and judgment searches with respect to Seller (herein such financial encumbrances are referred to as “Financial Encumbrances”) shall in no event be deemed a Permitted Exception, and Seller hereby covenants to remove all Financial Encumbrances on or before the Closing Date. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's consent (if requested, such consent shall not be unreasonably withheld or delayed). The term "Permitted Exceptions" shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment and/or Survey (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show) to which Purchaser has not timely objected as of the end of the Title and Survey Review Period and which Seller is not required to remove as provided above; matters created by, through or under Purchaser; real estate taxes not yet due and payable; rights of tenants under the Leases; and any licensees under any Service Contracts not terminated as of Closing.

Section 5.4      Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an extended coverage ALTA owner's form title policy (2006) in accordance with the Title Commitment, insuring Purchaser's title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6
Operations and Risk of Loss

Section 6.1      Ongoing Operations. From the Effective Date through Closing:

6.1.1      Leases and Service Contracts. Seller will perform its material obligations under the Leases and Service Contracts.

6.1.2      New Contracts. Except as provided in Section 0, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing.

6.1.3      Maintenance of Improvements; Removal of Personal Property. Subject to 0 and 0, Seller shall maintain or cause the tenants, licensees and other occupants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

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6.1.4      Leasing; Contracts. Seller will not amend or terminate any existing Lease or contract or enter into any new Lease or new contract that will affect the Property subsequent to the Closing without providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller and Purchaser, including, without limitation, tenant, licensee or other third party financial information to the extent in Seller's possession, and (b) as to any such amendment or termination of a Lease or contract or new Lease or new contract that will affect the Property subsequent to the Closing and, in each case, which is to be executed after the expiration of the Inspection Period, Seller's request for Purchaser's approval. If Purchaser's consent is requested by Seller as to any amendment or termination of a Lease or contract that will be affect the Property subsequent to the Closing, or as to a new Lease or new contract that will be affect the Property subsequent to the Closing, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or contract or new Lease or new contract that will be an obligation affecting the Property subsequent to the Closing within four (4) business days after Purchaser's receipt of the items in Section 00 and Section 00. If Purchaser does not respond to Seller's request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new contract. Purchaser's approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Inspection Period, as follows:

(1)      With respect to a request for approval delivered by Seller to Purchaser before the expiration of the Inspection Period, Purchaser's consent shall not be required. Moreover, whether or not Purchaser consents to an amendment or termination of a Lease or contract or the entering into of a new Lease or new contract, Seller may amend or terminate a Lease or contract or enter into a new Lease or contract at any time prior to the expiration of the Inspection Period; however, if Purchaser does not consent to same or is not deemed to have approved same, and if Seller elects to amend or terminate a Lease or contract or enter into a new Lease or contract that will affect the Property subsequent to the Closing notwithstanding Purchaser's failure to approve same, then Purchaser may, at the time Seller notifies Purchaser of the execution of said amendment, termination or new Lease or contract that will affect the Property subsequent to the Closing, elect to terminate this Agreement and receive a return of the Earnest Money; provided that if Purchaser does not elect to terminate within five days after said notification from Seller, then Purchaser shall have waived its right to terminate pursuant to this Section 0.

(2)      With respect to a request for approval delivered by Seller to Purchaser after the expiration of the Inspection Period, Purchaser may withhold its consent at its reasonable discretion, and Seller may not amend or terminate a Lease or contract or enter into a new Lease or new contract that will affect the Property subsequent to the Closing without Purchaser's written consent.

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Section 6.2      Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty.

6.2.1      Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller's insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, (a) in Seller's reasonable estimation, exceeds $200,000.00 to repair or (b) in Seller’s reasonable estimation will take longer than 120 days to repair.

6.2.2      Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3      Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

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ARTICLE 7
Closing

Section 7.1      Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2      Conditions to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1      Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

7.2.2      Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3      Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party's ability to perform its obligations under this Agreement.

7.2.4      Tenant Estoppel Certificates. On or before five (5) calendar days prior to the Closing Date, Seller shall deliver executed tenant estoppel certificates to Purchaser substantially in the form of Exhibit G (or, if a tenant's Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form) executed by tenants occupying not less than 100% of the square feet in the Improvements leased to tenants, each such estoppel dated not more than thirty (30) days prior to the Closing Date and disclosing no defaults, disputes or other matters contrary to (a) any of Seller’s representations set forth in this Agreement or (b) any information set forth in the Lease Files . The failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder. If Seller is unable to deliver the tenant estoppel certificates referred to in this Section 7.2.4, or if the Seller delivers a Tenant Estoppel that discloses a default, dispute or other matter materially contrary to the information set forth in the Lease Files, then Purchaser's sole remedies and recourses shall be limited to either (a) waiving the requirement for the tenant estoppel certificate(s) in question and proceeding to Closing without reduction of the Purchase Price or (b) terminating this Agreement by immediate notification to Seller, in which event this Agreement shall be terminated as provided for in 0.

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So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in 0 and 0, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3      Seller's Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1      Deed. A limited warranty deed in the form of 0 hereto (or other limited warranty deed, as Seller's local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property (the "Deed");

7.3.2      Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of 0 attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser, Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3      Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4      FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of 0 hereto executed by Seller;

7.3.5      Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6      Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

PURCHASE AND SALE AGREEMENT – PAGE 15

7.3.7      Intentionally Omitted.

Section 7.4      Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1      Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

7.4.2      Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.3      Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4      Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5      Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6      Purchase Price. At or before 1:00 p.m. (Eastern) on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money (which shall be applied to the Purchase Price), plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7      Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8      Delivery of Books and Records. Promptly following the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Lease Files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys. In each case, Seller shall deliver such items, as applicable, in paper form, electronic and any other such form or format of such items as are in Seller’s possession or control.

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Section 7.9      Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser and Seller shall survive the Closing.

ARTICLE 8
Prorations, Deposits, Commissions

Section 8.1      Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes and any other governmental assessments ("Taxes"); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1      Taxes. All Taxes attributable to the calendar year 2013 and payable in 2014, previously paid in full by Seller, shall be prorated between the parties on a cash basis, such that Seller shall receive a credit from Purchaser for the period commencing on the Closing Date and ending on December 31, 2014. Such proration shall be based on the final tax bill for such taxes and there shall be no reproration of such amounts. All Taxes attributable to calendar year 2014 and payable in 2015 shall be the sole responsibility of Purchaser without contribution from Seller. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2      Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall cooperate as necessary to effectuate such transfers and ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3      Tenant Receivables. Rents due from tenants, licensees or other occupants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, "Tenant Receivables") and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

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(a)      Tenant Receivables and other income received from tenants, licensees or other occupants under Leases after Closing shall be applied in the following order of priority: (A) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in 0 hereof (with Seller's portion thereof to be delivered to Seller); (B) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (C) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 00 below (collectively, "Unbilled Tenant Receivables"), which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, "Uncollected Delinquent Tenant Receivables"), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller's rights or Purchaser's obligations hereunder, provided, however, Seller shall have no right to cause any such tenant, licensee or other occupant to be evicted or to exercise any other "landlord" remedy (as set forth in such tenant's, licensee’s or occupant’s Lease) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (i) bill the same when billable and (ii) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 00 shall survive the Closing.

(b)      Without limiting the generality of the requirements of Section 00(B) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. Seller represents that it has completed final reconciliation of operating expenses and taxes due under the Leases for the 2013 calendar year. The provisions of this Section 00 shall survive the Closing.

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Section 8.2      Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant, license or other occupant to enter into a Lease or Lease renewal (collectively, "Leasing Costs") that are due and payable (whether before or after the Closing) with respect to Leases in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller's obligations for (a) Leasing Costs with respect to Leases in force as of or prior to the Effective Date for which Purchaser receives a credit at Closing, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions executed with Purchaser’s approval (as required by Section 6.1.4) subsequent to the Effective Date.

Section 8.3      Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with 0.

Section 8.4      Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under 0 or if the parties find that an error has been made with respect to the prorations performed at Closing, then, in either case, Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5      Tenant Deposits. All tenant, licensee and occupant security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. Notwithstanding the above, to the extent a tenant security deposit held by Seller is in the form of a letter of credit ("LOC") and such LOC is transferable solely by the beneficiary, Seller agrees to obtain and complete the required transfer form(s) from the financial institution that issued the LOC and deposit same with the original LOC into escrow at Closing together with payment of any transfer fees, which shall be delivered to the Purchaser after Closing. If the LOC cannot be unilaterally transferred by the beneficiary, then Seller shall have no obligation except to deliver said original LOC into escrow at Closing and Purchaser shall then be responsible for working directly with the tenant and/or financial institution after Closing to obtain a new LOC with Purchaser as the beneficiary at Purchaser’s cost. In such an event, if a default by the tenant should occur after the Closing that would give rise to the Landlord having the right to cash the existing LOC before a replacement LOC is obtained, and the proceeds of said LOC are assignable pursuant to its terms, then Seller agrees to cooperate with Purchaser in drawing upon said existing LOC so long as Purchaser (a) delivers the existing LOC back to Seller and (b) indemnifies Seller for any claims, liabilities, fees or expenses in connection with such action(s). As of the Closing, Purchaser shall assume Seller's obligations related to tenant, licensee and occupant security deposits, but only to the extent they are credited or transferred to Purchaser.

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Section 8.6      Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker, and, in any event, Purchaser shall not be responsible to Broker for any commissions or other amounts. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this 0, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9
Representations and Warranties

Section 9.1      Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1      Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right, power, and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2      Conflicts and Pending Actions. There is no agreement to which Seller is a party or, an agreement by which the Property is bound, that is binding on Seller or the Property which is in conflict with this Agreement. To Seller’s knowledge, there is no pending or threatened litigation or governmental enforcement against Seller or in any way relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

9.1.3      Tenant Leases. As of the Effective Date, Exhibit F lists all tenants, licensees and subtenants of the Property under written Leases or other written agreements to which Seller is a party or to which Seller has consented in writing. To Seller’s knowledge, the Lease Files made available contain true and complete copies of the Leases in all material respects. The list of Leasing Costs set forth in Exhibit F is true and complete as of the Effective Date. The Rent Roll attached to Exhibit F is the Rent Roll used by Seller in the ordinary course of Seller’s business, which Rent Roll shows a true and correct listing of any security deposits (indicating cash or letter of credit) or prepaid rentals made or paid by the tenants. To Seller’s knowledge, no tenant, licensee or subtenants of the Property under written Leases or other written agreements to which Seller is a party or to which Seller has consented in writing is in default beyond any applicable cure period under any of the Leases.

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9.1.4      Service Contracts. To Seller's knowledge, the list of Service Contracts attached as Exhibit H includes all Service Contracts. Seller has not received any currently effective notice in writing of any uncured material default under any Service Contracts.

9.1.5      Permits and Warranties. To Seller’s knowledge, Seller has not received any currently effective notice in writing of any uncured material breach or default under any of the Permits and Warranties.

9.1.6      Delivery of Property Documents. To Seller’s knowledge, Seller has not omitted any information required to be included with the Property Information which would make the Property Information furnished misleading.

9.1.7      Notices from Governmental Authorities. Seller has received no written notice of any legal requirement affecting the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.8      Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to all applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.1.9      Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension of composition to its creditors generally.

9.1.10      Prohibited Persons and Transactions. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.2      Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

PURCHASE AND SALE AGREEMENT – PAGE 21

9.2.1      Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Maryland and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained or will obtain any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement and all of the documents to be delivered by Purchaser at the Closing will be authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2      Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

9.2.3      ERISA. Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4      Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.2.5      Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to all applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

PURCHASE AND SALE AGREEMENT – PAGE 22

Section 9.3      Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in Section 0, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the "Survival Period"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Chris McNeer ("Seller's Representative"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) (the “Seller Liability Cap”). Notwithstanding anything to the contrary contained in this Agreement, the following shall not be counted toward or subject to the Seller Liability Cap: (a) Seller's liabilities or obligations under Article 8 or Sections 1.2, 10.3, or 10.4 of this Agreement or (b) Seller liability for claims brought under applicable law based on fraud.       The provisions of this 0 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10
Default and Remedies

Section 10.1      Seller's Remedies. If the parties fail to consummate the purchase of the Property due to a Purchaser default, Seller shall be entitled, as its sole remedy, to terminate this Agreement and retain the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this 0, in the event of Purchaser's default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. Nothing contained in this 0 shall serve to otherwise limit Seller’s legal or equitable rights and remedies against Purchaser arising out of Purchaser’s obligations under Section 3.4, 0, 0, 0 and 0 hereof. If the Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

PURCHASE AND SALE AGREEMENT – PAGE 23

Section 10.2      Purchaser's Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, in the event that the Closing fails to occur as a result of a Seller default, Purchaser shall be deemed to have elected to terminate this Agreement and the Earnest Money shall be returned to Purchaser if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three (3) months following the scheduled Closing Date. Purchaser's remedies with respect to Seller defaults shall be limited to those described in this 0 and 0 and 0 hereof; provided, however, that nothing contained in this Section 10.2 shall serve to otherwise limit Purchaser’s legal or equitable rights and remedies against Seller arising out of Seller’s obligations under 0, 0 or 0 hereof. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

Section 10.3      Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.

Section 10.4      Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

Section 10.5      Net Worth Covenant. Until the expiration of the Survival Period (or such longer period as may be applicable pursuant to the immediately following sentence), Seller covenants that it shall maintain a tangible net worth in an amount not less than Seller’s Liability Cap. The covenant of Seller set forth in the immediately preceding sentence shall survive Closing until the expiration of the Survival Period, except to the extent that a claim against Seller is filed by Purchaser prior to the expiration of the Survival Period, in which case such covenant shall survive until such claim is resolved.

PURCHASE AND SALE AGREEMENT – PAGE 24

ARTICLE 11
Disclaimers, Release and Indemnity

Section 11.1      Disclaimers By Seller. Except as expressly set forth in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2      Sale "As Is, Where Is". Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto

PURCHASE AND SALE AGREEMENT – PAGE 25

(including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same except to the extent expressly provided otherwise in this Agreement and/or any document executed by Seller and delivered to Purchaser at Closing. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

Section 11.3      Seller Released from Liability. Except as expressly set forth in this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing, Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface

PURCHASE AND SALE AGREEMENT – PAGE 26

soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Section 11.4      "Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5      Indemnity. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing, which are the direct result of the acts and omissions of Purchaser, Purchaser’s contractors, agents, employees, licensees, guests, invitees, tenants or any assignees or subtenants claiming by, through or under any tenants and are related to the Property and which occur during Purchaser’s (which shall be deemed to include any assignee of Purchaser under this Agreement) period of ownership of the Property.

Section 11.6      Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
Miscellaneous

Section 12.1      Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations, (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing, and (f) the requirements in 0 are satisfied.

PURCHASE AND SALE AGREEMENT – PAGE 27

Section 12.2      Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3      Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4      Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 12.5      Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6      Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7      Time. Time is of the essence in the performance of this Agreement.

Section 12.8      Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may do the following without the prior written consent of Seller: (a) subject to the provisions of 0, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder, (b) make disclosure of this Agreement to the United States Securities and Exchange Commission in connection with any filing made by Purchaser pursuant to federal or state securities law or regulations, including but not limited to a Form S-11 registration or a Rule 3-14 audit or any similar or related filing made by Purchaser, or (c) make disclosure of this Agreement as otherwise required by law.

Section 12.9      Electronic Signatures. In order to expedite the transaction contemplated herein, .pdf (exchanged via e-mail) signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the pdf document, are aware that the other party will rely on the .pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

PURCHASE AND SALE AGREEMENT – PAGE 28

Section 12.10      Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in 0. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in 0 for the party to be notified with a confirmation copy delivered by another method permitted under this 0. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12      Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided in this Agreement, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. (Eastern).

Section 12.13      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

Section 12.14      No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in 0 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this 0 shall survive any termination of this Agreement as a surviving obligation.

PURCHASE AND SALE AGREEMENT – PAGE 29

Section 12.15      Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16      Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17      ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18      No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 12.19      Reporting Person. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

PURCHASE AND SALE AGREEMENT – PAGE 30

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
TPRF/ENTERPRISE, LLC
AND
PLYMOUTH REIT INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER: Date executed by Seller ______________, 2014

TPRF/ENTERPRISE, LLC,
a Delaware limited liability company
By:  Thackeray Partners, LP, a Delaware
        limited partnership, its manager
By:  Thackeray Partners GP, LLC, a Delaware
        limited liability company, its general
        partner

By:     /s/ Mary M. Hagen
Name: Mary M. Hagen
Title:   President

PURCHASER: Date executed by Purchaser _____________, 2014	PLYMOUTH INDUSTRIAL REIT INC., a Maryland corporation By: /s/ Pendleton P. White, Jr. Name: Pendleton P. White, Jr. Title: President
PURCHASE AND SALE AGREEMENT – PAGE 31

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Date executed by Escrow Agent ________________________	Commonwealth Land Title Insurance Company By:_________________________________ Name:_______________________________ Title:________________________________

PURCHASE AND SALE AGREEMENT – PAGE 32

LIST OF EXHIBITS

A	-	Legal Description of Real Property
B	-	Limited Warranty Deed
C	-	Bill of Sale, Assignment and Assumption of Leases and Contracts
D	-	FIRPTA Certificate
E	-	Notice to Tenants
F	-	List of Tenants, Rent Roll and Leasing Costs
G	-	Form of Tenant Estoppel Certificate
H	-	List of Service Contracts

PURCHASE AND SALE AGREEMENT – PAGE 33

EXHIBIT A

LEGAL DESCRIPTION

Situated in the Township of Twinsburg, County of Summit and State of Ohio, and known as being part of Original Twinsburg Township, Lot 8, Tract 1-M and Part of Original Twinsburg Township Lot I, Tract I, S.E., and more fully described as follows:

Commencing at the intersection of the centerline of Enterprise Parkway, 60 feet wide as shown by the dedication plat recorded in Plat Book 94, Pages 28, 29 and 30 of Summit County Records and the Easterly line of Twinsburg Township Lot I, Tract l, S.E.;

Thence South 89°57'40" West along the centerline of Enterprise Parkway, as aforesaid, 434.64 feet to a point;

Thence North 0·02'20" West 30.00 feet to a point on the northerly line of Enterprise Parkway, as aforesaid, and the principal place of beginning;

Thence South,89°5T40" west along the northerly line of Enterprise Parkway, as aforesaid, 195136 feet to an angle point;

Thence continuing along the Northerly line of Enterprise Parkway, as aforesaid, North 89°13 '30" West 349,07 feet to a point at the Southeasterly comer of land conveyed to DHD, Inc., by deed recorded in Volume 5658, Page 482 of Summit County Records;

Thence North 0°46'30" East along the Easterly line of land so conveyed to DHD, Inc., 500.00 feel to the Northeast comer thereof;

Thence North 89°13'30" West along the Northerly line of land so conveyed to DHD, Inc., 175.00 feet to the Northwest comer thereof;

Thence North 0°46'30" East, 521.71 feet to a point on the Southerly line of land, conveyed to Cotter Enterprise, Inc., by deed recorded on November I9, I974 in Summit County Records;

Thence Easterly along the Southerly line of land so conveyed to Cotter Enterprise, Inc., and along the Southerly line of land conveyed to the County of Summit by deed recorded on September 14,1973, in Summit County Records, South 89°13'30" East 704.51 feet to a point;

Thence South 0°02'20" East 1,019.04 feet to a point and the principal place of beginning.

TOGETHER WITH the easement rights record in Volume OR 496, Page 553, of Summit County Records.

Exhibit A, Legal Description A-1

EXHIBIT B

FORM OF LIMITED WARRANTY DEED

This instrument was prepared by:

__________________________
__________________________
__________________________
__________________________

LIMITED WARRANTY DEED

____________________, a ______________ ("Grantor"), whose address is ____________________________________, for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does GRANT, BARGAIN, SELL, and CONVEY with limited warranty covenants to ______________________, a _________________ ("Grantee"), whose address is _______________________, the tract or parcel of land in Summit County, Ohio, described in Exhibit A, and all the estate, right, title and interest of the said Grantor in and to said premises (such land and interests are hereinafter collectively referred to as the "Property"); to have and to hold the same, with all the privileges and appurtenances thereunto belonging, to said Grantee, its successors and assigns forever. And the said Grantor does hereby covenant and warrant that the title so conveyed is clear, free and unencumbered, for the time Grantor held title to said premises, subject to all easements, restrictions, reservations and covenants now of record and further subject to all matters that a current, accurate survey of the Property would show, together with the matters described in Exhibit B attached hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property.

This is a Limited Warranty Deed pursuant to Ohio Revised Code Sections 5302.07 and 5302.08.

Prior Instrument References:        Book ________, Page ___.

Auditor's Tax Parcel Numbers:      _____________________

Exhibit B, Limited Warranty Deed B-1

EXECUTED as of _____________________, 20___.

____________________________________ By:_________________________________ Name:_______________________________ Title:________________________________

STATE OF TEXAS	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on _____________, 20___, by ______________, _________________ of _____________, a __________________, on behalf of said __________________.

____________________________________

Notary Public, State of Texas

Exhibit B, Limited Warranty Deed B-2

EXHIBIT A

[Description of the Property]

Exhibit B, Limited Warranty Deed B-3

EXHIBIT B

[Permitted Exceptions]

Exhibit B, Limited Warranty Deed B-4

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

(1755 Enterprise Parkway, Twinsburg, Ohio)

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the _____ day of __________________, ______, by and between ___________________________, a _______________________ ("Assignor"), and _________________________, a _________________________ ("Assignee").

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.      Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a)      All right, title and interest of Assignor in and to all tangible personal property ("Personalty") set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Summit, State of Ohio, as more particularly described in Exhibit B attached hereto and made a part hereof ("Real Property").

(b)      All right, title and interest of Assignor in and to those certain leases, licenses and other agreements described on Exhibit C attached hereto and made a part hereof (the "Tenant Leases"), relating to the leasing, licensing and/or use of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor and/or licensor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Leases.

(c)      To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit D attached hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the "Contracts").

2.      This Bill of Sale, Assignment and Assumption is given pursuant to that certain Purchase and Sale Agreement (as amended, the "Purchase Agreement") dated as of _______ __, 2014, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

Exhibit C, Bill of Sale, Assignment and Assumption C-1

3.      As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE OHIO UNIFORM COMMERCIAL CODE.

4.      Assignee hereby accepts the assignment of the Personalty, the Tenant Leases and the Contracts and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Leases and Lease renewals and extensions subsequent to the Effective Date of the Agreement.

5.      Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perform any of the foregoing obligations arising from and accruing on or after the date hereof.

6.      Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Tenant Leases or Contracts, to the extent accruing prior to the date hereof.

7.      This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Exhibit C, Bill of Sale, Assignment and Assumption C-2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR: ________________________________, a _______________ By:_________________________________ Name:_______________________________ Title:________________________________

ASSIGNEE: ________________________________, a _______________ By:_________________________________ Name:_______________________________ Title:________________________________

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Tenant Leases
Exhibit D	Contracts

Exhibit C, Bill of Sale, Assignment and Assumption C-3

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform _____________ ("Transferee") that withholding of tax is not required upon the disposition of a U.S. real property interest by _______________________ ("Transferor"), the undersigned, in their capacity as _____________ of _____________, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.      Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.      Transferor is not a disregarded entity as defined in Section 1.1445 2(b)(2)(iii);

3.      Transferor's U.S. employer identification number is ___________; and

4.      Transferor's office address is ___________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of __________, 20___.

________________________________, a _______________ By:_________________________________ Name:_______________________________ Title:________________________________

Exhibit D, FIRPTA Certificate D-1

STATE OF _____________	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on _____________, 201__, by ______________, _________________ of _____________, a __________________, on behalf of said __________________.

____________________________________
Notary Public, State of _________

SWORN TO AND SUBSCRIBED BEFORE ME by ______________________ on ___________________________, 201____.

____________________________________
Notary Public, State of _________

Exhibit D, FIRPTA Certificate D-2

EXHIBIT E

NOTICE TO TENANTS

_____________________, ________

___________________________

___________________________

___________________________

___________________________

Dear Tenant:

You are hereby notified that _________________________ ("Seller"), the current owner of [Property] in [City, State] (the "Property") and the current owner of the landlord's interest in your lease in the Property, has sold the Property to [Purchaser] ("New Owner"), as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and your security deposit thereunder in the amount of $____________ (the "Security Deposit") to New Owner, and New Owner has assumed and agreed to perform all of the landlord's obligations under your lease (including any obligations set forth in your lease or under applicable law to repay or account for the Security Deposit) from and after such date. New Owner acknowledges that New Owner has received and is responsible for the Security Deposit.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations thereunder or under applicable law to repay or account for the Security Deposit, shall be the binding obligation of New Owner and its successors and assigns. Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

___________________________

___________________________

___________________________

___________________________

___________________________

Very truly yours, SELLER: ________________________________, a _______________ By:_________________________________ Name:_______________________________ Title:________________________________

Exhibit E, Notice to Tenants E-1

NEW OWNER: ____________________________________ By:_________________________________ Name:_______________________________ Title:________________________________

Exhibit E, Notice to Tenants E-2

EXHIBIT F

List of Tenants

1. Curbell Plastics

2. ICM Distributing Company

3. Technoform Glass Insulation

4. Royal Chemical Company

5. PVS-Nolwood Chemicals, Inc.

6. Universal Screen Arts, Inc.

Leasing Costs

All Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, including any leasing commission in connection with a renewal option or expansion under the Lease with Curbell Plastics to the extent any such leasing commission is owed to a broker for such renewal or expansion under the Lease as a result of such broker being actively involved in the negotiations therefor, as reasonably determined by Purchaser.

Exhibit F, List of Tenants F-1

Rent Roll

Database: GEMS_WEST | Newmark Grubb Knight Frank | Page: 1

Report Id: GEMS_CMROLLD | Rent Roll | Date: 7/25/2014

Time: 13:23

Building Id: CL009

1755 ENTERPRISE PARKWAY

7/25/2014

Occupied Suites

Suite Id	Tenant Name	Rent Dates — Start	Rent Dates — Expire	GLA Square Footage	Monthly Base Rent	Annual Rate PSF	Description	Monthly Cost Recovery	Description	Monthly Other Income	Future Rent Increases — Description	Date	Monthly Amount	PSF
100	CURBELL PLASTICS	1/1/2011	1/31/2018	21,200	8,480.00	4.80	COMMON AREA	1,140.15			BASE RENT	02/01/15	8,656.67	4.90
							INSURANCE R	158.76			BASE RENT	02/01/16	8,833.33	5.00
							R.E. TAXES	1,210.42			BASE RENT	02/01/17	9,010.00	5.10
								2,509.33						
200	ICM DISTRIBUTING COMPANY,	10/15/2012	12/31/2018	35,066	12,419.21	4.25	COMMON AREA	1,884.68			BASE RENT	01/01/15	14,464.73	4.95
							INSURANCE R	262.43			BASE RENT	01/01/16	14,756.94	5.05
							R.E. TAXES	2,000.83			BASE RENT	01/01/17	15,049.16	5.15
								4,147.94			BASE RENT	01/01/18	15,341.38	5.25
300	TECHNOFORM GLASS INSULATIC	1/1/2006	3/31/2016	53,970	23,381.79	5.20	COMMON AREA	2,884.72						
							INSURANCE R	401.68						
							R.E. TAXES	3,062.50						
								6,348.90						
600	ROYAL CHEMICAL COMPANY	3/1/2005	3/31/2020	145,334	63,606.68	5.25	COMMON AREA	12,112.78						
							INSURANCE R	1,090.27						
							R.E. TAXES	8,312.50						
								21,515.55						
	Building CL009 Total:	Occupied Sqft:	100.00%	255,570	107,887.68			34,521.72		0.00				
		Vacant Sqft:	0.00%	0		(0 Units)								
		Total Sqft:		255,570		(4 Units)								
		Leased/Unoccupied Sqft:		0	0.00			0.00		0.00				

Database: GEMS_WEST | Newmark Grubb Knight Frank | Page: 2

Report Id: GEMS_CMROLLD | Rent Roll | Date: 7/25/2014

Time: 13:23

Building Id: CL009

1755 ENTERPRISE PARKWAY

7/25/2014

Suite Id	Tenant Name	Rent Dates — Start	Rent Dates — Expire	GLA Square Footage	Monthly Base Rent	Annual Rate PSF	Description	Monthly Cost Recovery	Description	Monthly Other Income	Future Rent Increases — Description	Date	Monthly Amount	PSF
	Grand Total:	Occupied Sqft:	100.00%	255,570	107,887.68			34,521.72		0.00				
		Vacant Sqft:	0.00%	0		(0 Units)								
		Total Sqft:		255,570		(4 Units)								
		Leased/Unoccupied Sqft:		0	0.00			0.00		0.00

1755 Enterprise Parkway

Tenant Security Deposit and Prepaid Rent Summary

July 25, 2014

Tenant	Security Deposit	Prepaid Rent - as of 7/25/14
Curbell Plastics	10,193.67	-
ICM Distributing Company	12,419.21	-
Technoform Glass Insulation	15,651.00	-
Royal Chemical Company	-	-
Total	38,263.88	-

Exhibit F, List of Tenants F-2

EXHIBIT G

FORM OF TENANT ESTOPPEL CERTIFICATE

TO:	___________________________
___________________________
___________________________

________________________________________ ("Tenant") hereby warrants and represents to and agrees with _____________________________ ("Purchaser") and to _______________________________ ("Lender") as follows, with the understanding that Purchaser is relying on such warranties, representations and agreements as an inducement to purchase the property which is described in the lease:

1.      Tenant is the tenant under that certain lease (as amended to date, the "Lease") dated ____________________ between ______________________________ as landlord ("Landlord") and Tenant, covering _____ square feet of leasable area (the "Leased Premises") in the building (the "Building") located on the property (the "Property").

2.      Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, including all amendments or modifications thereto, if any.

3.      The Lease has not been amended or modified, except as reflected in Exhibit A, and is in full force and effect as originally executed.

4.      To the best of Tenant’s knowledge, there is no event of default nor any fact or circumstance that, with the giving of notice or the passage of time or both, would constitute an event of default under the Lease by Landlord or Tenant.

5.      The minimum rent currently payable under the Lease is in the amount of $___________ per month which has been paid through ___________, 2014; additional rent currently payable under the Lease is in the amount of $___________ per month which has been paid through ___________, 2014; and except for the current month, no rent has been paid in advance.

6.      The amount of the security deposit, if any, is $____________________.

7.      Tenant has no current known claims, counterclaims, defenses or setoffs against Landlord or to the payment of rent or other charges arising from the Lease or otherwise, nor is Tenant entitled to any tenant improvement allowance or other concession payment from Landlord or any free rent for any period after the date of this certification except as follows: (state none, if applicable) _______________.

8.      The Tenant has accepted and is in possession of the Leased Premises. All improvements, alterations and space required to be furnished by Landlord pursuant to the Lease have been completed, all sums required to be paid by Landlord to Tenant in connection with the improvements (including, without limitation, any tenant allowance or rebate) have been paid in full, and all other conditions precedent to the commencement of the term of the Lease have been satisfied.

Exhibit G, Form of Tenant Estoppel Certificate G-1

9.      The term of the Lease commenced on _____________, ____, and the current term is scheduled to expire on _____________, 20__. Except as set forth in the Lease, the Tenant does not have (i) a right to renew the Lease, or (ii) any option to expand the Leased Premises. Tenant has no right or option to purchase any part of the Leased Premises or the Property.

10.      No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

11.      The address of Tenant for receipt of notices is as set forth in the Lease.

12.      Neither the Lease nor the Leased Premises have been sublet, assigned, mortgaged or encumbered (in whole or in part), except as follows: (state none, if applicable) ____________.

13.      The person signing this letter on behalf of Tenant is a duly authorized representative of Tenant.

14.      All exhibits attached hereto are by this reference incorporated fully herein and are true, correct, and complete. The term "this Certificate" shall be considered to include all such exhibits.

15.      This Certificate shall inure to the benefit of Landlord, Purchaser and Lender and their respective successors and assigns, and shall be binding upon Tenant and Tenant's heirs, legal representatives, successors and assigns. This Certificate shall not be deemed to alter or modify any of the terms and conditions of the Lease except to the extent specifically set forth herein.

16.      All guarantors of the Lease are identified below:

_________________________________________________________________________

EXECUTED this ________ day of __________________, ________.

TENANT: ____________________________________ By:_________________________________ Name:_______________________________ Title:________________________________

Exhibit A to Tenant Estoppel Certificate

[Lease Agreement and Amendments Thereto, If Any]

Exhibit G, Form of Tenant Estoppel Certificate G-2

EXHIBIT H

List of Service Contracts

Exhibit H, List of Service Contracts            H-1